UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 23, 2011
VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (800)-VISTEON
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS

Item 2.05.	Costs Associated with Exit or Disposal Activities.
     On June 23, 2011, Cadiz Electronica, S.A.U., an indirect, wholly owned subsidiary of Visteon Corporation, informed employees at its Cadiz electronics assembly plant in El Puerto de Santa Maria, Spain of its intention to permanently cease production at the plant and close the facility. In the absence of new business programs to replace the current production at the Cadiz plant, and following an extensive review of the long-term prospects of the facility, Visteon concluded there is not a viable business case to continue operating the plant. The anticipated closure is expected to result in the separation of approximately 400 employees and be completed by June 30, 2012.
     Visteon intends to immediately commence discussions with the local unions, works committee and appropriate public authorities regarding specific closure arrangements. The Company anticipates recording approximately $24 million during the three-months ending June 30, 2011, representing the minimum amount of employee separation costs pursuant to statutory regulations, all of which are expected to be cash separation payments. Further, the Company anticipates incurring additional costs in connection with the closure that are likely to be material, however, an estimate of the amount or range of amounts of these costs cannot be determined at this time because they are subject to the outcome of substantive negotiations with the aforementioned parties and other factors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION
Date: June 23, 2011	By:	/s/ Michael J. Widgren
Michael J. Widgren
Vice President, Corporate Controller and Chief Accounting Officer